             Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE

Edgewell Personal Care Announces Plan to Acquire CREMO Company
Acquisition Expands Edgewell’s Portfolio of Insurgent Brands in Men’s Grooming

SHELTON, Conn., August 4, 2020 – Edgewell Personal Care Company (NYSE: EPC) today announced that it has entered into a definitive purchase agreement to acquire CREMO, a premier men's grooming company in the U.S., in an all-cash transaction at a purchase price of $235 million.
CREMO is one of the strongest and fastest growing masstige brands in men’s grooming, offering a complete line of beard, hair, shave prep and skin care products. The Company will complement Edgewell’s portfolio of insurgent brands such as Jack Black and Bulldog, by uniquely serving specific consumer profiles, and therefore increasing Edgewell’s penetration in the most attractive growth categories within men’s grooming. The transaction is aligned with Edgewell’s core growth strategy of acquiring selective, fast-growing and profitable brands that increase its presence in attractive segments.
Rod Little, Edgewell's President and Chief Executive Officer stated, “We are excited to announce this agreement to acquire CREMO. The men’s grooming category remains a strategic focus for Edgewell and this acquisition will help us accelerate growth and strengthen our position in the fastest growing categories in men’s grooming. We are acquiring a profitable, growing business with an established presence that is well diversified across grooming categories, yet has significant opportunities for expansion. We are extremely impressed with the CREMO brand and its positioning and expect it to continue to resonate over the long term with consumers. The organization’s consumer-centric brand building capabilities will also be an important addition for Edgewell as we leverage the expertise of the CREMO team.”
Matthew Biggins, CREMO’s President and Chief Executive Officer, added, “This is a significant milestone for CREMO, a brand that we built to embody quality with professional grade characteristics. Combining with Edgewell provides us the ability to bolster our strong store channel presence in the U.S. while positioning us to capitalize on attractive channel and geographic expansion opportunities. We are excited to join the Edgewell global brand portfolio and look forward to leveraging our compelling brand and social media presence with the benefit of Edgewell’s platform and demonstrated capabilities in the grooming category.”
The transaction, which is expected to close by the end of the fiscal 2021 first quarter, is subject to customary closing conditions. Perella Weinberg Partners LP acted as financial advisor and Wachtell Lipton Rosen & Katz acted as legal counsel to Edgewell on the transaction. Goldman Sachs & Co. LLC acted as financial advisor and Latham & Watkins acted as legal counsel to CREMO.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

About CREMO Company
As one of the fastest growing men’s grooming brands in the U.S., CREMO offers a full line of BARBER GRADE shave preps, beard, hair, body and skin care products that deliver astonishingly superior results. Since the beginning, our goal has been to deliver an extraordinary grooming experience and make it something that men can actually look forward to. Every product we make bears our Crown – the symbol of quality, precision and performance. More information about CREMO products may be found online at cremocompany.com. CREMO is also on Instagram @cremocompany and Twitter at https://twitter.com/cremocompany and can be found through the social media hashtags #cremo and #cremocompany.

Forward Looking Statement
This press release and some of our comments contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of Edgewell Personal Care Company ("Edgewell", "we" or "our Company") or any of our businesses. These statements are not based on historical facts, but instead reflect our expectations, estimates, or projections concerning future results or events, including, without limitation, the future earnings and performance of the Company, the anticipated benefits of the proposed acquisition of Cremo, and the timing of consummation of such acquisition. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases and relate, in this press release, without limitation.

Contacts for Edgewell Personal Care
Investors:
Chris Gough
Edgewell Personal Care
+1 203-944-5706
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